United States securities and exchange commission logo





                           May 28, 2024

       Scott J. Lauber
       Chief Executive Officer
       WISCONSIN ELECTRIC POWER CO
       231 West Michigan Street
       P.O. Box 2046
       Milwaukee, WI 53201

                                                        Re: WISCONSIN ELECTRIC
POWER CO
                                                            Registration
Statement on Form S-3
                                                            Filed May 21, 2024
                                                            File No. 333-279581

       Dear Scott J. Lauber:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at 202-551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Eric A. Koontz